EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-179002) on Form S-8 of EuroSite Power Inc. of our report dated report dated March 23, 2012, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of EuroSite Power Inc. for the year ended December 31, 2011.

/s/ MCGLADREY & PULLEN, LLP
McGladrey & Pullen, LLP

Boston, Massachusetts
March 23, 2012